Exhibit 99.1

FARO Announces Fourth Quarter and Full Year Financial Results

LAKE MARY, FL, February 17, 2021 - FARO® (Nasdaq: FARO), a leading global source for 3D measurement and imaging solutions for the 3D Metrology, AEC (Architecture, Engineering & Construction), and Public Safety Analytics applications, today announced its financial results for the fourth quarter and full year ended December 31, 2020.
“FARO delivered strong fourth quarter results, closing out a transformational year amid uncertainty caused by the pandemic. Our fourth quarter performance demonstrates the effectiveness of our more efficient sales organization and the profit potential of our lower cost structure. We enter 2021 as a stronger, more efficient business with a highly scalable financial model,” stated Michael Burger, President and Chief Executive Officer. “As the business environment returns to normalized levels and we execute on our software and solution development initiatives, we believe we are well positioned to generate significant shareholder returns in the years ahead.”
Fourth Quarter 2020 Financial Summary
Total sales were $93.0 million for fourth quarter 2020 representing a 31% sequential quarterly increase when compared to $70.7 million in the third quarter 2020, and an 11% decrease when compared with $104.1 million for fourth quarter 2019. The sales level fluctuations were primarily a result of the COVID-19 impact on customer demand in our served markets. Similarly, new order bookings of $95.1 million increased 32% sequentially compared to $72.0 million in the third quarter 2020, but were down 19% when compared to $116.9 million for the fourth quarter 2019.
Gross margin was 54.6% for the fourth quarter 2020, as compared to 41.9% for the same prior year period. Non-GAAP gross margin was 54.9% for the fourth quarter 2020 compared to 55.7% for the fourth quarter 2019. The annual decrease in non-GAAP gross margin was primarily a result of the impact of lower sales resulting from the COVID-19 pandemic.

Operating expense, which includes $2.9 million of non-recurring charges, was $48.1 million for the fourth quarter 2020, as compared to $91.8 million for the same prior year period. Non-GAAP operating expense was $43.0 million for the fourth quarter 2020 compared to $53.3 million for the fourth quarter 2019.
Net income was $27.4 million, or $1.52 per share, for the fourth quarter 2020, as compared to a net loss of $49.7 million, or $2.85 per share, for the fourth quarter 2019. GAAP Net Income included a $19 million gain that resulted from the booking of a deferred tax asset associated with the completion of a fourth quarter tax structure restructuring. Non-GAAP net income was $6.3 million, or $0.35 per share, for the fourth quarter 2020 compared to Non-GAAP net income of $3.1 million, or $0.18 per share, for the fourth quarter 2019.
Adjusted EBITDA was $11.1 million, or 12% of Non-GAAP total sales, for the fourth quarter of 2020 compared to Adjusted EBITDA of $8.1 million, or 8% of Non-GAAP total sales, for the fourth quarter of 2019.
*A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release. An additional explanation of these measures is included below under the heading “Non-GAAP Financial Measures”.
The Company’s cash and short-term investments increased $22.0 million to $185.6 million as of the end of the fourth quarter of 2020, and the Company remained debt-free.
Full Year 2020 Financial Summary
Total sales were $303.8 million for the full year 2020, as compared with $381.8 million for 2019. Non-GAAP total sales were $304.4 million for 2020 compared to $387.6 million for 2019. New order bookings were $306.4 million for 2020, as compared to $418.4 million for 2019.
Gross margin was 52.6% for 2020, as compared to 51.9% for 2019. Non-GAAP gross margin was 52.9% for 2020 compared to 56.5% for 2019.
Net income was $0.6 million, or $0.04 per share, for 2020, as compared to net loss of $62.1 million, or $3.58 per share, for 2019. Non-GAAP net loss was $1.8 million, or $0.10 per share, for 2020 compared to net income of $11.2 million, or $0.65 per share, for 2019.

Conference Call
The Company will host a conference call to discuss these results on Thursday, February 18, 2021 at 8:00 a.m. ET. Interested parties can access the conference call by dialing (877) 876-9174 (U.S.) or +1 (785) 424-1669 (International) and using the passcode FARO. A live webcast will be available in the Investor Relations section of FARO's website at: https://www.faro.com/about-faro/investor-relations/events
A replay webcast will be available in the Investor Relations section of the company's web site approximately two hours after the conclusion of the call and will remain available for approximately 30 calendar days.
About FARO
For 40 years, FARO has provided industry-leading technology solutions that enable customers to quickly and easily measure their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven reliable accuracy, precision and immediacy. For more information, visit http://www.faro.com

Non-GAAP Financial Measures
This press release contains information about our financial results that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, including non-GAAP total sales, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income (loss) from operations, non-GAAP other expense, net, non-GAAP net income (loss) and non-GAAP net income (loss) per share, exclude the GSA sales adjustment (as defined in the tables below), the impact of purchase accounting intangible amortization expense, stock-based compensation, advisory fees incurred related to the GSA Matter (as defined in the tables below), imputed interest expense recorded related to the GSA Matter, costs incurred in connection with our executive officer transitions, including severance costs, sign-on bonuses and relocation costs, charges increasing our reserve for excess and obsolete inventory, product recall charges, restructuring charges, strategic impairment charges and write-offs, the impairment charge related to our equity investment in present4D GmbH, contingent consideration fair value adjustment, and other tax adjustments, and are provided to enhance investors’ overall understanding of our historical operations and financial performance.

In addition, we present EBITDA, which is calculated as net (loss) income before interest (income) expense, net, income tax expense (benefit) and depreciation and amortization, and Adjusted EBITDA, which is calculated as EBITDA, excluding loss on foreign currency transactions, the GSA sales adjustment, stock-based compensation, advisory fees incurred related to the GSA Matter, costs incurred in connection with our executive officer transitions, including severance costs, sign-on bonuses and relocation costs, charges increasing our reserve for excess and obsolete inventory, product recall charges, restructuring charges, strategic impairment charges and write-offs, the impairment charge related to our equity investment in present4D GmbH, and contingent consideration fair value adjustment, as measures of our operating profitability. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net (loss) income. We also present Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percent of Non-GAAP total sales.

Management believes that these non-GAAP financial measures provide investors with relevant period-to-period comparisons of our core operations using the same methodology that management employs in its review of the Company’s operating results. These financial measures are not recognized terms under GAAP and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance. These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. The financial statement tables that accompany this press release include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, FARO’s product development and product launches, FARO's growth, strategic and restructuring plans and initiatives, including but not limited to the additional restructuring charges expected to be incurred in connection with our restructuring plan and the timing and amount of cost savings and other benefits expected to be realized from the restructuring plan and other strategic initiatives, and FARO’s growth potential and profitability. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:
•the Company’s ability to realize the intended benefits of its undertaking to transition to a company that is reorganized around functions to improve the efficiency of its sales organization and to improve operational effectiveness;
•the Company’s inability to successfully execute its new strategic plan and restructuring plan, including but not limited to additional impairment charges and/or higher than expected severance costs and exit costs, and its inability to realize the expected benefits of such plans;
•the outcome of the U.S. Government's review of, or investigation into, the GSA Matter; any resulting penalties, damages, or sanctions imposed on the Company and the outcome of any resulting litigation to which the Company may become a party; loss of future government sales; and potential impacts on customer and supplier relationships and the Company's reputation;
•development by others of new or improved products, processes or technologies that make the Company's products less competitive or obsolete;
•the Company's inability to maintain its technological advantage by developing new products and enhancing its existing products;
•declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;
•the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions;
•the impact of fluctuations in foreign exchange rates; and
•other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 that will be filed with the SEC following this earnings release.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

Investor Contacts

FARO Technologies, Inc.
Allen Muhich, Chief Financial Officer
+1 407-562-5005
IR@faro.com

Sapphire Investor Relations, LLC
Michael Funari or Erica Mannion
+1 617-542-6180
IR@faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Sales
Product	$71,721	$80,267	$218,587	$289,679
Service	21,232	23,874	85,181	92,086
Total sales	92,953	104,141	303,768	381,765
Cost of Sales
Product	32,052	47,706	98,864	133,246
Service	10,121	12,834	45,057	50,387
Total cost of sales	42,173	60,540	143,921	183,633
Gross Profit	50,780	43,601	159,847	198,132
Operating Expenses
Selling, general and administrative	35,304	45,469	131,827	177,378
Research and development	11,541	11,127	42,896	44,175
Restructuring costs	1,243	—	15,806	—
Impairment loss	—	35,213	—	35,213
Total operating expenses	48,088	91,809	190,529	256,766
Income (loss) from operations	2,692	(48,208)	(30,682)	(58,634)
Other (income) expense
Interest income	(747)	(155)	(340)	(714)
Other expense (income), net	97	(85)	431	2,313
Interest expense	—	150	—	781
Income (loss) before income tax expense (benefit)	3,342	(48,118)	(30,773)	(61,014)
Income tax (benefit) expense	(24,066)	1,577	(31,402)	1,133
Net income (loss)	$27,408	$(49,695)	$629	$(62,147)
Net income (loss) per share - Basic	$1.53	$(2.85)	$0.04	$(3.58)
Net income (loss) per share - Diluted	$1.52	$(2.85)	$0.04	$(3.58)
Weighted average shares - Basic	17,872,307	17,427,143	17,769,958	17,383,415
Weighted average shares - Diluted	18,064,754	17,427,143	17,926,324	17,383,415

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$185,633	$133,634
Short-term investments	—	24,870
Accounts receivable, net	64,616	76,162
Inventories, net	47,391	58,554
Prepaid expenses and other current assets	26,295	28,996
Total current assets	323,935	322,216
Non-current assets:
Property, plant and equipment, net	23,091	26,954
Operating lease right-of-use asset	26,107	18,418
Goodwill	57,541	49,704
Intangible assets, net	13,301	14,471
Service and sales demonstration inventory, net	31,831	33,349
Deferred income tax assets, net	47,450	18,766
Other long-term assets	2,336	2,964
Total assets	$525,592	$486,842
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,121	$13,718
Accrued liabilities	42,593	38,072
Income taxes payable	3,442	5,182
Current portion of unearned service revenues	39,149	39,211
Customer deposits	2,807	3,108
Lease liability	5,835	6,674
Total current liabilities	107,947	105,965
Unearned service revenues - less current portion	21,757	20,578
Lease liability - less current portion	22,131	13,698
Deferred income tax liabilities	787	357
Income taxes payable - less current portion	11,583	13,177
Other long-term liabilities	1,084	1,075
Total liabilities	165,289	154,850
Shareholders’ equity:
Common stock - par value $0.001, 50,000,000 shares authorized; 19,382,430 and 18,988,379 issued; 17,983,989 and 17,576,618 outstanding, respectively	19	19
Additional paid-in capital	287,979	267,868
Retained earnings	113,508	112,879
Accumulated other comprehensive loss	(10,160)	(17,399)
Common stock in treasury, at cost - 1,411,761 shares and 1,411,761, respectively	(31,043)	(31,375)
Total shareholders’ equity	360,303	331,992
Total liabilities and shareholders’ equity	$525,592	$486,842

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2020	2019
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income (loss)	$629	$(62,147)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,239	18,516
Compensation for stock options and restricted stock units	8,314	11,071
Provision for bad debts (net of recoveries)	440	2,090
Loss on disposal of assets	383	2,639
Provision for excess and obsolete inventory	1,349	16,886
Impairment of goodwill	—	21,233
Impairment of acquired intangibles	—	10,548
Impairment of loan to affiliate	—	549
Deferred income tax benefit	(28,444)	(6,304)
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	12,346	10,406
Inventories	10,343	(4,136)
Prepaid expenses and other assets	3,862	1,188
Increase (decrease) in:
Accounts payable and accrued liabilities	2,390	(2,518)
Income taxes payable	(3,357)	1,041
Customer deposits	(374)	(30)
Unearned service revenues	(726)	11,436
Net cash provided by operating activities	21,394	32,468
INVESTING ACTIVITIES:
Purchases of investments	—	(50,000)
Proceeds from sale of investments	25,000	50,000
Purchases of property and equipment	(4,774)	(6,675)
Payments for internally capitalized patents	(1,298)	(2,118)
Acquisition of business, net of cash received	(6,036)	—
Other	1,015	(549)
Net cash provided by (used in) investing activities	13,907	(9,342)
FINANCING ACTIVITIES:
Payments on capital leases	(338)	(358)
Payments of contingent consideration for acquisitions	(733)	(3,101)
Payments for taxes related to net share settlement of equity awards	(2,602)	(2,199)
Proceeds from issuance of stock related to stock option exercises	14,731	7,901
Net cash provided by financing activities	11,058	2,243
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	5,640	(518)
INCREASE IN CASH AND CASH EQUIVALENTS	51,999	24,851
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	133,634	108,783
CASH AND CASH EQUIVALENTS, END OF YEAR	$185,633	$133,634

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in thousands, except per share data)	2020	2019	2020	2019
Total sales, as reported	$92,953	$104,141	$303,768	$381,765
GSA sales adjustment (1)	—	—	608	5,840
Non-GAAP total sales	$92,953	$104,141	$304,376	$387,605

Gross profit, as reported	$50,780	$43,601	$159,847	$198,132
GSA sales adjustment (1)	—	—	608	5,840
Stock-based compensation (2)	211	231	702	1,001
Inventory reserve charge (3)	—	12,800	—	12,800
Product recall charge (4)	—	1,328	—	1,328
Non-GAAP adjustments to gross profit	211	14,359	1,310	20,969
Non-GAAP gross profit	$50,991	$57,960	$161,157	$219,101
Gross margin, as reported	54.6%	41.9%	52.6%	51.9%
Non-GAAP gross margin	54.9%	55.7%	52.9%	56.5%

Operating expenses, as reported	$48,088	$91,809	$190,529	$256,766
Advisory fees for GSA Matter (5)	—	—	—	(1,244)
Stock-based compensation (2)	(1,675)	(2,137)	(7,612)	(10,068)
Restructuring costs (6)	(1,243)	—	(15,806)	—
Other product charge (4)	(1,644)	—	(1,644)	—
Executive severance costs	—	—	—	(1,217)
Executive sign-on bonuses & relocation costs	—	(215)	—	(1,060)
Strategic impairments and write-offs (7)	—	(35,213)	—	(35,213)
Purchase accounting intangible amortization	(604)	(974)	(2,069)	(3,639)
Non-GAAP adjustments to operating expenses	(5,166)	(38,539)	(27,131)	(52,441)
Non-GAAP operating expenses	$42,922	$53,270	$163,398	$204,325

Income (loss) from operations, as reported	$2,692	$(48,208)	$(30,682)	$(58,634)
Non-GAAP adjustments to gross profit	211	14,359	1,310	20,969
Non-GAAP adjustments to operating expenses	5,166	38,539	27,131	52,441
Non-GAAP income (loss) from operations	$8,069	$4,690	$(2,241)	$14,776

Other (income) expense, net, as reported	$(650)	$(90)	$91	$2,380
Interest adjustment due to GSA sales adjustment (1)	727	(147)	168	(779)
Contingent consideration fair value adjustment	—	926	—	926
Present4D impairment (8)	—	(617)	—	(2,152)
Non-GAAP adjustments to other (income) expense, net	727	162	168	(2,005)
Non-GAAP other expense, net	$77	$72	$259	$375

Net income (loss), as reported	$27,408	$(49,695)	$629	$(62,147)
Non-GAAP adjustments to gross profit	211	14,359	1,310	20,969
Non-GAAP adjustments to operating expenses	5,166	38,539	27,131	52,441
Non-GAAP adjustments to other (income) expense, net	(727)	(162)	(168)	2,005
Income tax effect of non-GAAP adjustments	(2,305)	(6,180)	(7,235)	(10,665)
Other tax adjustments (9)	(23,501)	6,209	(23,501)	8,628
Non-GAAP net income (loss)	$6,252	$3,070	$(1,834)	$11,231

Net income (loss) per share - Diluted, as reported	$1.52	$(2.85)	$0.04	$(3.58)
GSA sales adjustment (1)	—	—	0.03	0.34
Stock-based compensation (2)	0.11	0.14	0.46	0.64
Product recall and other product charges (4)	0.09	0.08	0.09	0.08
Inventory reserve charge (3)	—	0.73	—	0.73
Advisory fees for GSA Matter (5)	—	—	—	0.07
Restructuring costs (6)	0.07	—	0.88	—
Executive severance costs	—	—	—	0.07
Executive sign-on bonuses & relocation costs	—	0.01	—	0.06
Strategic impairments and write-offs (7)	—	2.02	—	2.03
Purchase accounting intangible amortization	0.03	0.06	0.12	0.21
Interest expense increase due to GSA sales adjustment (1)	(0.04)	0.01	(0.01)	0.04
Contingent consideration fair value adjustment	—	(0.05)	—	(0.05)
Present4D impairment (8)	—	0.03	—	0.12
Income tax effect of non-GAAP adjustments	(0.13)	(0.36)	(0.40)	(0.61)
Other tax adjustments (9)	(1.30)	0.36	(1.31)	0.50
Non-GAAP net income (loss) per share - Diluted	$0.35	$0.18	$(0.10)	$0.65

(1) Late in the fourth quarter of 2018, during an internal review we preliminarily determined that certain of our pricing practices may have resulted in the U.S. Government being overcharged under our General Services Administration (“GSA”) Federal Supply Schedule contracts (the “Contracts”) (the “GSA Matter”). We retained outside legal counsel and forensic accountants to conduct a comprehensive review of our pricing and other practices under the Contracts (the “Review”). During the twelve months ended December 31, 2019, we reduced our total sales $5.8 million (the “GSA sales adjustment”) and recorded imputed interest expense of $0.1 million and $0.8 million related to the GSA Matter for the three and twelve months ended December 31, 2019, respectively. During the twelve months ended December 31, 2020, we reduced our total sales $0.6 million. During the first nine months of 2020 we recorded an incremental $0.6 million of imputed interest related to the estimated cumulative sales adjustment and in the fourth quarter of 2020 we determined that an adjustment to reduce imputed interest by $0.7 million was required.

(2) We exclude stock-based compensation, which is non-cash, from the non-GAAP financial measures because the Company believes that such exclusion provides a better comparison of results of ongoing operations for current and future periods with such results from past periods. This adjustment includes accelerated vesting of equity awards in connection with the transition of our prior executives totaling $3.5 million for the twelve months ended December 31, 2019.

(3) During the fourth quarter of 2019, we recorded a charge of $12.8 million, increasing our reserve for excess and obsolete inventory, based on our analysis of our inventory reserves in connection with our strategy to simplify our hardware product portfolio and cease selling certain products.

(4) During the fourth quarter of 2019, we accrued a recall charge for labor and parts related to a small portion of previously sold measurement devices that were outside the manufacturer's standard warranty due to safety concerns. During the fourth quarter of 2020, we recognized a charge related to the replacement of a prior generation product that was exhibiting lower than desired reliability as part of our ongoing focus on customer satisfaction.

(5) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during 2019.

(6) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $15.8 million during the twelve months ended December 31, 2020 primarily consisting of severance and related benefits.

(7) Because the historical and projected future performance of certain of our recently acquired operations were lower than our expectations, and due to changes in our go-forward strategy in connection with our new strategic plan, we incurred an impairment loss of $35.2 million during the fourth quarter of 2019, which included $21.2 million in goodwill, $10.5 million in intangible assets associated with recent acquisitions, $1.4 million in intangible assets related to capitalized patents and $2.1 million in other asset write-downs.

(8) On April 27, 2018, we invested $1.8 million in present4D GmbH (“present4D”), a software solutions provider for professional virtual reality presentations and training environments, in the form of an equity capital contribution. In July 2019, we originated a $0.5 million note with present4D, which we may convert into additional equity in present4D at our discretion in the event of a default. As we no longer intend to provide future support to present4D or obtain the aforementioned additional share capital in the future and no longer intend to use the perpetual and royalty-free, non-exclusive, transferable and sublicensable license granted to us to use present4D’s software, we wrote off the investment in, and our note receivable with, present4D and recognized a total loss of $2.2 million during the twelve months ended December 31, 2019, which is included in Other expense, net.

(9) The 2019 tax adjustments were driven primarily by return-to-provision adjustments identified in the preparation of our 2018 U.S. tax return, an increase in our valuation allowance primarily related to foreign net operating loss carryforwards that, in the judgment of management, were not more likely than not to be realized, and changes in our reserve for uncertain tax positions due to a change in our judgment on the recognition of a tax position. The 2020 tax adjustments were driven primarily by the establishment of deferred tax assets in relation to intra-entity transfers of certain intellectual property rights in December 2020.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$27,408	$(49,695)	$629	$(62,147)
Interest (income) expense, net	(747)	(5)	(340)	67
Income tax benefit	(24,066)	1,577	(31,402)	1,133
Depreciation and amortization	3,608	4,428	14,239	18,548
EBITDA	6,203	(43,695)	(16,874)	(42,399)
Loss (Gain) on foreign currency transactions	97	224	431	1,087
Stock-based compensation	1,886	2,368	8,314	11,071
GSA sales adjustment (1)	—	—	608	5,840
Advisory fees for GSA Matter (2)	—	—	—	1,244
Inventory reserve charge (3)	—	12,800	—	12,800
Product recall and other product charges (4)	1,644	1,328	1,644	1,328
Executive severance costs	—	215	—	1,432
Executive sign-on bonuses & relocation costs	—	—	—	845
Present4D impairment (5)	—	617	—	2,152
Restructuring costs (6)	1,243	—	15,806	—
Strategic impairments and write-offs (7)	—	35,213	—	35,213
Contingent consideration fair value adjustment	—	(926)	—	(926)
Adjusted EBITDA	$11,073	$8,144	$9,929	$29,687
Adjusted EBITDA margin (8)	11.9%	7.8%	3.3%	7.7%

(1) Late in the fourth quarter of 2018, during an internal review we preliminarily determined that certain of our pricing practices may have resulted in the U.S. Government being overcharged under our General Services Administration (“GSA”) Federal Supply Schedule contracts (the “Contracts”) (the “GSA Matter”). We retained outside legal counsel and forensic accountants to conduct a comprehensive review of our pricing and other practices under the Contracts (the “Review”). During the twelve months ended December 31, 2020 and December 31, 2019, we reduced our total sales by $0.6 million and $5.8 million, respectively (the “GSA sales adjustment”).

(2) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during 2019.

(3) During the fourth quarter of 2019, we recorded a charge of $12.8, million increasing our reserve for excess and obsolete inventory, based on our analysis of our inventory reserves in connection with our strategy to simplify our hardware product portfolio and cease selling certain products.

(4) During the fourth quarter of 2019, we accrued a recall charge for labor and parts related to a small portion of previously sold measurement devices that were outside the manufacturer's standard warranty due to safety concerns. During the fourth quarter of 2020, we recognized a charge related to the replacement of a prior generation product that was exhibiting lower than desired reliability as part of our ongoing focus on customer satisfaction.

(5) On April 27, 2018, we invested $1.8 million in present4D GmbH (“present4D”), a software solutions provider for professional virtual reality presentations and training environments, in the form of an equity capital contribution. In July 2019, we originated a $0.5 million note with present4D, which we may convert into additional equity in present4D at our discretion in the event of a default. As we no longer intend to provide future support to present4D or obtain the aforementioned additional share capital in the future and no longer intend to use the perpetual and royalty-free, non-exclusive, transferable and sublicensable license granted to us to use present4D’s software, we wrote off the investment in, and our note receivable with, present4D and recognized a total loss of $2.2 million during the twelve months ended December 31, 2019, which is included in Other expense, net.

(6) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $15.8 million during the twelve months ended December 31, 2020 primarily consisting of severance and related benefits.

(7) Because the historical and projected future performance of certain of our recently acquired operations were lower than our expectations, and due to changes in our go forward strategy in connection with our new strategic plan, we incurred an impairment loss of $35.2 million during the fourth quarter of 2019, which included $21.2 million in goodwill, $10.5 million in intangible assets associated with recent acquisitions, $1.4 million in intangible assets related to capitalized patents and $2.1 million in other asset write-downs.

(8) Calculated as Adjusted EBITDA as a percentage of Non-GAAP total sales, which adjusts for the GSA sales adjustment.